Exhibit 99.1

Contacts:

Alnylam Pharmaceuticals, Inc.
Cynthia Clayton Vice President, Investor Relations and Corporate Communications 617-551-8207 Liz Bryan (Media) Spectrum 202-955-6222 x2526

Alnylam Pharmaceuticals Prices Public Offering of Common Stock

Cambridge, Mass., January 20, 2015 – Alnylam Pharmaceuticals, Inc. (Nasdaq: ALNY), a leading RNAi therapeutics company, today announced the pricing of an underwritten registered public offering of 4,736,842 shares of its common stock at a public offering price of $95 per share. All of the shares in the offering are to be sold by Alnylam. The offering is expected to close on or about January 26, 2015, subject to the satisfaction of customary closing conditions.

J.P. Morgan Securities LLC and Deutsche Bank Securities Inc. are acting as joint book-running managers for the offering. Barclays Capital Inc., Piper Jaffray & Co., Cowen and Company, LLC, JMP Securities LLC, and Needham & Company, LLC are acting as co-managers for the offering. Alnylam has granted the underwriters a 30 day option to purchase up to 710,526 additional shares.

Alnylam intends to use the net proceeds from this offering for general corporate purposes, focused on achieving its Alnylam 2020 profile with 3 marketed products, 10 RNAi therapeutic clinical programs, including 4 in late stages of development, across its 3 Strategic Therapeutic Areas, or “STArs” – Genetic Medicines, Cardio-Metabolic Disease, and Hepatic Infectious Disease – by the end of 2020. Alnylam expects these purposes to include research and development expenses, including clinical trial costs, and other potential expenses as detailed in the prospectus supplement.

The securities described above are being offered by Alnylam pursuant to an automatically effective shelf registration statement that Alnylam previously filed with the Securities and Exchange Commission (SEC).

This press release shall not constitute an offer to sell or the solicitation of an offer to buy any securities nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of such state. A preliminary prospectus supplement related to the offering has been filed with the SEC. Before you invest, you should read the prospectus and the related prospectus supplement and any other document Alnylam has filed with the SEC for more complete information about Alnylam and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, copies of these documents may be obtained by contacting J.P. Morgan Securities LLC, c/o Broadridge Financial Solutions, 1155 Long Island Avenue, Edgewood, New York 11717, via telephone at (866) 803-9204; or Deutsche Bank Securities Inc., Attention: Prospectus Department, 60 Wall Street, New York, NY 10005, via telephone at (800) 503-4611 or email at prospectus.cpdg@db.com.

About Alnylam Pharmaceuticals

Alnylam is a biopharmaceutical company developing novel therapeutics based on RNA interference, or RNAi. The company is leading the translation of RNAi as a new class of innovative medicines. Alnylam’s pipeline of investigational RNAi therapeutics is focused in 3 Strategic Therapeutic Areas (STArs): Genetic Medicines, with a broad pipeline of RNAi therapeutics for the treatment of rare diseases; Cardio-Metabolic Disease, with a pipeline of RNAi therapeutics toward genetically validated, liver-expressed disease targets for unmet needs in cardiovascular and metabolic diseases; and Hepatic Infectious Disease, with a pipeline of RNAi therapeutics that address the major global health challenges of hepatic infectious diseases. In early 2015, Alnylam launched its “Alnylam 2020” guidance for the advancement and commercialization of RNAi therapeutics as a whole new class of innovative medicines. Specifically, by the end of 2020, Alnylam expects to achieve a company profile with 3 marketed products, 10 RNAi therapeutic clinical programs – including 4 in late stages of development – across its 3 STArs. The company’s demonstrated commitment to RNAi therapeutics has enabled it to form major alliances with leading companies including Merck, Medtronic, Novartis, Biogen Idec, Roche, Takeda, Kyowa Hakko Kirin, Cubist, GlaxoSmithKline, Ascletis, Monsanto, The Medicines Company, and Genzyme, a Sanofi company. In addition, Alnylam holds an equity position in Regulus Therapeutics Inc., a company focused on discovery, development, and commercialization of microRNA therapeutics. Alnylam scientists and collaborators have published their research on RNAi therapeutics in over 200 peer-reviewed papers, including many in the world’s top scientific journals such as Nature, Nature Medicine, Nature Biotechnology, Cell, New England Journal of Medicine, and The Lancet. Founded in 2002, Alnylam maintains headquarters in Cambridge, Massachusetts.

Alnylam Forward-Looking Statements

Statements in this release concerning Alnylam’s future expectations, plans and prospects, including, without limitation, statements about the terms and size of the public offering and Alnylam’s expectations regarding its expected use of the proceeds from the public offering and future company achievements, constitute forward-looking statements for the purposes of the safe harbor provisions under The Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those indicated by these forward-looking statements as a result of various important factors, including, without limitation, risks related to fluctuations in our stock price, those associated with market conditions and the satisfaction of customary closing conditions related to the proposed offering, as well as those risks more fully discussed in the “Risk Factors” filed with Alnylam’s most recent Quarterly Report on Form 10-Q filed with the SEC and in other filings that Alnylam makes with the SEC. There can be no assurance that Alnylam will be able to complete the proposed public offering on the anticipated terms, or at all. You should not place undue reliance on these forward-looking statements. In addition, any forward-looking statements represent Alnylam’s views only as of today and should not be relied upon as representing its views as of any subsequent date. Alnylam explicitly disclaims any obligation to update any forward-looking statements.